Exhibit (m)(1)(g)

CLASS A DISTRIBUTION AND SERVICE PLAN
SCHEDULE A

PF Portfolio Optimization Model A Fund
PF Portfolio Optimization Model B Fund
PF Portfolio Optimization Model C Fund
PF Portfolio Optimization Model D Fund
PF Portfolio Optimization Model E Fund
PF AIM Blue Chip Fund
PF Goldman Sachs Short Duration Bond Fund
PF Janus Growth LT Fund
PF Lazard Mid-Cap Value Fund
PF Lazard International Value Fund
PF MFS International Large-Cap Fund
PF Fasciano Small Equity Fund (formerly Aggressive Growth)
PF Oppenheimer Main Street® Core Fund
PF Oppenheimer Emerging Markets Fund
PF PIMCO Managed Bond Fund
PF PIMCO Inflation Managed Fund
PF Pacific Life Money Market Fund
PF Salomon Brothers Large-Cap Value Fund
PF Van Kampen Comstock Fund
PF Van Kampen Mid-Cap Growth Fund
PF Van Kampen Real Estate Fund

     Effective: October 1, 2005